ProPhase Labs Reports Financial Results

for the Fourth Quarter and Year Ended December 31, 2012

DOYLESTOWN, Pennsylvania – March 26, 2013.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported a net sales increase of 21.7% to $9.1 million for the three months ended December 31, 2012 as compared to net sales of $7.5 million for the three months ended December 31, 2011.

The Company realized net income for the three months ended December 31, 2012, of $453,000, or $0.04 per share, compared to a net loss of $1.8 million, or ($0.12) per share, for the three months ended December 31, 2011. The improved financial results for the three months ended December 31, 2012 as compared to three months ended December 31, 2011 was due principally to (i) increased revenues, (ii) the reduction in marketing expenditures as a consequence of the fluctuation from period to period of the timing and scope of our marketing initiatives and (iii) the $1.0 million settlement benefit we realized due to the reduction of a previously recorded obligation following resolution of a dispute with certain third parties during the fourth quarter of 2012.

For the year ended December 31, 2012, net sales increased 28.4% to $22.4 million as compared to $17.5 million for the year ended December 31, 2011. The Company incurred a net loss for the year ended December 31, 2012, of $1.1 million, or ($0.07) per share, as compared to a net loss of $2.7 million, or ($0.18) per share, for the year ended December 31, 2011.

Results for the year ended December 31, 2012 compared to the year ended December 31, 2011 principally reflect the net effect of (i) an increase in net sales of $4.9 million and (ii) the $1.0 million settlement benefit, offset by (iii) an increase in sales and marketing expense of $1.0 million, (iv) an increase of $1.1 million in administration costs and (v) an increase in research and development costs of $213,000 primarily attributable to the successful development of our new Cold-EEZE® Daytime/Nighttime QuickMelts®.

Ted Karkus, ProPhase Labs' Chairman and CEO stated, “After net sales bottomed in 2010 at $14.5 million, we developed and implemented a long term strategy to increase the value of our company.  This strategy included: (a) improvement in our core Cold-EEZE® lozenge flavors and packaging; (b) improvement in our relationships with our partners, i.e. the retailers who carry our products on their shelves; (c) overhaul of our entire marketing and in-store merchandising campaigns; (d) restructuring and downsizing of our staff as well as the upgrading of virtually every vendor and advisor with whom we conduct business.  The net result has been an increase in net sales of 20.3% to $17.5 million in fiscal 2011 and a further increase of 28.4% to $22.4 million in fiscal 2012.  Over this two year period, net sales have thus increased an impressive 54.5%.  To the credit of our entire ProPhase Labs team, these results were accomplished despite a significant decline in the incidence of upper respiratory illness over this time period.”

Mr. Karkus added, “Much like in 2012, our goal going forward is to introduce new Cold-EEZE® branded products which efficiently leverage our marketing dollars and leverage our strengthening distribution platform.  Also, as in 2012, our next generation of Cold-EEZE® products (which we expect to be on shelves in the fall of 2013) will not be new flavors of lozenges but rather Cold-EEZE® products in new delivery forms that not only shorten the duration of the common cold but also provide additional health benefits.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4295	(215) 345-0919 x 0
jmiranda@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)
Net sales	$9,079	$7,460	$22,406	$17,453
Cost of sales	3,391	2,664	8,154	6,171
Gross profit	5,688	4,796	14,252	11,282

Operating expenses:
Sales and marketing	3,914	4,528	8,946	7,904
Administrative	2,100	1,607	6,127	5,028
Research and development	246	494	1,301	1,088
Settlement benefit	(1,024)	-	(1,024)	-
	5,236	6,629	15,350	14,020

Income (loss) from operations	452	(1,833)	(1,098)	(2,738)
Interest and other income	1	2	7	28
Income (loss) before income taxes	453	(1,831)	(1,091)	(2,710)
Income tax (benefit)	-	-	-	-
Net Income (loss)	$453	$(1,831)	$(1,091)	$(2,710)

Basic income (loss) per share:
Net income (loss)	$0.04	$(0.12)	$(0.07)	$(0.18)

Diluted income (loss) per share:
Net income (loss)	$0.03	$(0.12)	$(0.07)	$(0.18)

Weighted average common shares outstanding:
Basic	14,914	14,609	14,843	14,817
Diluted	15,305	14,609	14,843	14,817

PROPHASE LABS, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$572	$5,541
Accounts receivable	$5,409	$3,219
Inventory	$2,051	$2,688
Total current assets	$10,719	$13,195
Total assets	$16,661	$19,079

Total current liabilities	$4,910	$7,853
Other long term obligations	$300	$-
Total stockholders' equity	$11,451	$11,226